CONFIDENTIAL SEPARATION AGREEMENT
                           AND GENERAL RELEASE

     THIS AGREEMENT, made and entered into as of the 16th day of August, 1996, by and between Northeast Utilities Service Company, a Connecticut corporation (the Company ), with its principal office in Berlin, Connecticut, and Robert E. Busch ( Busch ).


                              W I T N E S S E T H:

     WHEREAS, the Company had heretofore employed Busch as the President of its Energy Resources Group; and

     WHEREAS, Busch and the Company have agreed that Busch will leave employment as of August 31, 1996; and

     WHEREAS, the Company and Busch wish to enter into an agreement to provide for a mutual release as to claims including, without limitation, claims that might be asserted by Busch under the Age Discrimination in Employment Act, as further described herein, reaffirm Busch's right to indemnification for actions taken within the scope of his employment and provide the Company with Busch's undertaking not to compete with the Company and to keep certain information confidential;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Company and Busch hereby agree that Busch's separation shall be effective on August 31, 1996 (the Separation Date ). As of August 15, 1996, Busch also resigns all officer and director positions with the Company and its subsidiaries and affiliates.
2. Notwithstanding Busch's separation, in consideration of the release provided by Busch under paragraph 6 below, the Company shall pay or cause to be paid or provided to Busch, subject to applicable employment and income tax withholdings and deductions, the following:

a. Severance equal to 2 times the average of Busch's total compensation for 1995 and 1994, with 80% of such amount being paid on the 10th business day following the Separation Date and 20% being paid on January 2, 1997;

b. A Target Benefit under the Company's Supplemental Executive Retirement Plan for Officers (the Supplemental Plan ) commencing on the first day of the month following Busch's attainment of age 55, calculated using Busch's actual compensation and credited service (each as defined in the Supplemental Plan), the provisional calculation formula specified in the Supplemental Plan and the actuarial reduction factors specified in the Company's Retirement Plan or, in the alternative, an amount equivalent to such Target Benefit;

c. For a period of two years following the Separation Date, Busch and his spouse and eligible dependents shall be eligible for a continuation of medical coverage, as in effect at such time and as the same may be changed from time to time for employees generally, or until Busch has obtained new employment that provides comparable medical coverage, if earlier (or to receive cash in lieu of such coverage if it may not be continued or would adversely affect the tax status of the medical plan under applicable law or regulations). Upon attaining age 55, Busch and his spouse and eligible dependents shall be eligible for retiree medical coverage, as in effect at such time and as the same may be changed from time to time for retirees generally; and

d. Outplacement services from Lee Hecht for a period of one year from the Separation Date; provided, however, that if Busch has not obtained new employment by the end of such period, outplacement services shall continue for an additional six months or until Busch has obtained new employment, if earlier.
3. Busch agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Busch all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Busch, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Busch in the future. Notwithstanding the foregoing, if the Company requests, Busch will provide reasonable personal services to the Company in connection with matters over which he was responsible during his employment by the Company (including, but not limited to, litigation that results from any such matter) and the Company will pay him for such personal services on a per diem basis at a rate equal to the per diem equivalent of his base salary from the Company immediately before the Separation Date as well as reimburse him for documented expenses reasonably incurred in rendering such services.
4.a.      Busch agrees and recognizes that by reason of his employment by and service to the Company he has had access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as Confidential Information ). Busch acknowledges that such Confidential Information is a valuable and unique asset of the Company. Busch covenants that he will not, unless expressly authorized in writing by the Company, at any time, directly or indirectly, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Busch or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information in which case Busch will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure.
All written Confidential Information (including, without limitation, in any computer or other electronic format) which came into Busch's possession during the course of his employment shall remain the property of the Company. On the Separation Date, Busch shall immediately return to the Company all written Confidential Information in his possession.
b.(i)     For a period of two years after the Separation Date, Busch will not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise (or division thereof, if applicable) which is engaged in any business that is competitive with any business or enterprise in which the Company or any of its subsidiaries or affiliates is engaged, anywhere within the Company's service area, as defined below, whether or not such business or enterprise is actually located within the service area. For the purposes of this paragraph, service area shall mean the geographic area within the states of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Vermont, Washington D.C. and
West Virginia.   Busch acknowledges that the listed service area is the area in which the Company, or its subsidiaries or affiliates, presently does business or is reasonably expected to do business in the near future.

(ii) The foregoing restrictions shall not be construed to prohibit the ownership by Busch of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the Exchange Act ), provided that such ownership represents a passive investment and that neither Busch nor any group of persons including Busch in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.
c. Busch further covenants and agrees that, for two years following the Sep-aration Date, he will not, directly or indirectly, (1) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's Prin-cipal Customers, defined for the purposes hereof to include any customer of the Company, or of any of its subsidiaries or affiliates, from which $100,000 or more of annual gross revenues are derived at such time, or (2) encourage any Principal Customer to reduce its patronage of the Company.

d. Busch further covenants and agrees that, for two years following the Sep-aration Date, he will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Busch's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Busch shall not apply to any person after 12 months have elapsed subsequent to the date on which such person's employment by the Company has terminated.
5.(a)     Busch acknowledges and agrees that the restrictions contained in paragraph 4 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Busch breach any of the provisions of that paragraph. Busch further acknowledges and agrees that a breach of any of the restrictions in paragraph 4 cannot be adequately compensated by monetary damages. Busch agrees that he shall forfeit any payment or benefits due hereunder and the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of paragraph 4, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of paragraph 4 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. Busch agrees that for a period of two years following the Separation Date, he will provide, and that at all times after the date hereof the Company may similarly provide, a copy of paragraph 4 hereof to any business or enterprise (1) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (2) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, con-sultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply after expiration of the time periods set forth therein.
b. Busch irrevocably and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of paragraph 4 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Connecticut, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Hartford, Connecticut, (2) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (3) waives any objection which Busch may have to the laying of venue of any such suit, action or proceeding in any such court. Busch also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
6. In full and complete settlement of any claims that Busch may have against the Company, including any possible violations of the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., ( ADEA ) in connection with his separation from employment, and for and in consideration of the undertakings of the Company described herein, Busch does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, and their respective successors and assigns, heirs, executors and administrators (hereinafter all included within the term the Company ), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have, or which Busch's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing arising from Busch's employment rela-tionship or his separation from employment, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under ADEA, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq. ( Title VII ), the Employee Retirement Income Security Act of 1974, as amended ( ERISA ), the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Energy Reorganization Act of 1974, as amended, Section 11(c) of the Occupational Safety and Health Act, and the Energy Policy Act, and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that nothing herein shall preclude Busch from joining the Company, and the Company shall defend Busch, in any action brought against him which arises out of actions taken within the scope of his employment by the Company and for which he would have been indemnified pursuant to the Declaration of Trust of Northeast Utilities as of the date hereof, unless later limited in accordance with applicable law, or under applicable law, [in which case he shall notify the Company within five business days after receiving service of process as to the commencement of the action, give the Company the right to control the defense of any such action except that Busch may retain separate counsel approved by the Company, which approval shall not be unreasonably withheld, and whose reasonable legal fees and expenses will be paid for and advanced by the Company, where (1) the Company has taken or proposes to take a position adverse or detrimental to Busch's position or interest in such action or (2) Busch's interests are, or potentially could be, separate and distinct from the interests of the other defendants who are being represented by the same counsel that the Company proposes to represent Busch]. Notwithstanding the foregoing, nothing contained herein shall prevent Busch from requiring the Company to fulfill its obligations hereunder or under any employee benefit plan, as defined in Section 3(3) of ERISA, maintained by the Company and in which Busch participated.

Nothing in this Agreement shall be construed to prohibit Busch from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission (NRC), the United States Department of Labor, or any other federal or state governmental agency. This Agreement shall not be construed to prohibit Mr. Busch from providing information to the NRC or to any other federal or state governmental agency or governmental officials, or testifying in any civil or criminal proceedings concerning any matter. This Agreement shall not be construed as a waiver or withdrawal of safety concerns, if any, which Mr. Busch may have reported to the NRC, or the withdrawal of participation by Mr. Busch in any NRC proceedings.
7. Except to the extent permitted by paragraph 6, Busch further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief against the Company, involving any matter arising from Busch's employment relationship or his separation from employment, including, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement in connection therewith, including any charge of discrimination under ADEA, Title VII, the Workers' Compensation Act or state or local laws. In addition, Busch further agrees and covenants that should he, or any other person, organization or entity on his behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, despite his agreement not to do so hereunder, or should he otherwise fail to abide by any of the terms of this Agreement, then the Company will be relieved of all further obligations owed hereunder, he will forfeit all monies paid to him hereunder and he will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.
8. In full and complete settlement of any claims that the Company may have against Busch, other than the fulfillment of Busch's obligations hereunder and any claim described in paragraph 10 below, and for and in consideration of the undertakings of Busch described herein, the Company does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Busch and his heirs, executors and administrators (hereinafter all included within the term Busch ), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, by reason of any civil (but specifically not any criminal act) matter, cause or thing whatsoever within the scope of Busch's employment by the Company from the beginning of Busch's employment with the Company to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to actions taken by Busch within the scope of his employment relationship and his separation from employment with the Company.

9. Except for any claim described in paragraph 10 below, the Company further agrees and covenants that neither it, nor any person, organization or other entity on its behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief against Busch, involving any matter occurring at any time in the past up to the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, within the scope of his employment by the Company, so long as Busch meets all of his obligations under this Agreement. In addition, the Company further agrees and covenants that should it, or any other person, organization or entity on its behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, despite its agreement not to do so hereunder, then it will pay all of the costs and expenses of Busch (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.
10. The Company expressly excepts from the provisions of paragraph 8 and 9, above, any actions, claims, suits, or other assertions against Busch which are instituted by the Company as the result of an investigation conducted upon the demand of a shareholder including but not limited to the investigation conducted upon the demand of Samuel Holtzman, or any actions instituted on behalf of the Company by shareholders, including but not limited to all such actions now pending in the courts of Connecticut and Massachusetts.

11. Busch hereby agrees and acknowledges that under this Agreement, the Company has agreed to provide him with compensation and benefits that are in addition to any amounts to which he otherwise would have been entitled in the absence of this Agreement, and that such additional compensation is sufficient to support the covenants and agreements by Busch herein.

12. Busch further agrees and acknowledges that the undertakings of the Company as provided in this Agreement are made to provide an amicable conclusion of Busch's employment by the Company and, further, that Busch will not require the Company to publicize anything to the contrary. Busch and the Company, its officers and directors, will not, disparage the name, business reputation or business practices of the other. In addition, by signing this Agreement, Busch agrees not to pursue any internal grievance with the Company.

13. Busch hereby certifies that he has read the terms of this Agreement, that he has been advised by the Company to consult with an attorney and that he understands its terms and effects. Busch acknowledges, further, that he is executing this Agreement of his own volition, without any threat, duress or coercion and with a full understanding of its terms and effects and with the intention, as expressed in paragraph 6 hereof, of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him provided the Company meets all of its obligations under this Agreement. The Company has made no representations to Busch concerning the terms or effects of this Agreement other than those contained in this Agreement.

14. Busch hereby acknowledges that he was presented with this Agreement initially on August 15, 1996, and subsequently on October 18, 1996, and that he was informed that he had the right to consider this Agreement and the release contained herein for a period of 21 days prior to execution. Busch also understands that he has the right to revoke this Agreement for a period of 7 days following execution, by giving written notice to the Company at 107 Selden Street, Berlin, CT 06037, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

15. Busch and the Company agree that if any part of this Agreement is determined to be invalid, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall not be affected and will remain in full force and effect.

16. This Agreement shall be interpreted and enforced under the laws of the State of Connecticut and shall supersede any other versions of this Agreement.

17. The obligations under this Agreement, including but not limited to the obligation under paragraph 2b hereof, shall, in the first instance, be paid and satisfied by the Company; provided, however, that the Company will cause each entity in which Northeast Utilities (or its successors or assigns) now or hereafter holds, directly or indirectly, more than a 50 percent voting interest and that has at least fifty (50) employees on its direct payroll (an Employer ) to approve and adopt this Agreement and, by such approval and adoption, to be bound by the terms hereof as though a signatory hereto. If the Company shall be dissolved or for any other reason shall fail to pay and satisfy the obligations, each individual Employer shall thereafter shall be jointly and severally liable to pay and satisfy the obligations to Busch.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 24th day of October, 1996.


WITNESS                       NORTHEAST UTILITIES SERVICE COMPANY

By: /s/ Jeanne E. Taylor           By: /s/Cheryl W. Grise
   ----------------------              --------------------------

WITNESS                       ROBERT E. BUSCH

By: /s/ Michelle DeSilva           By: /s/Robert E. Busch
   ----------------------              ---------------------------